Exhibit 99.1

Oncocyte Announces $10.7 Million Registered Offering

Further strengthens balance sheet to support ongoing commercial and development activities

IRVINE, Calif., April 24, 2020 -- Oncocyte Corporation (NYSE American: OCX), a molecular diagnostics company with a mission to provide actionable answers at critical decision points across the cancer care continuum, today announced that it has entered into definitive agreements with, among other institutional investors, Blackcrane Capital, LLC, an investment management company employing an unconstrained, change-oriented investment approach, to purchase approximately $10.7 million of Oncocyte’s common shares in a registered offering priced “at market”, which was the closing price immediately preceding the offering.  This offering was completed directly with the institutional investors and the Company incurred no placement agent fees.

“Our continued ability to attract support from healthcare focused funds stems from our remarkable progress in advancing our expanding suite of tests which now address treatment stratification and immunotherapy response prediction for lung cancer and liquid biopsy to rule out malignancy in lung nodules,” said Ron Andrews, Chief Executive Officer of Oncocyte. “Our strengthened balance sheet will facilitate our continued progress and execution, now as a commercial stage company, as we work to grow our market and further expand our offerings in lung and beyond.”

Daniel Kim, founder and chief executive of Blackcrane Capital, LLC, said “We are excited to partner with Oncocyte as they work to provide decisive answers for patients across the lung cancer care continuum. We see tremendous potential at Oncocyte based on their deep clinical and commercial expertise and proven track record of success. We are very excited to support Oncocyte’s management team as it continues to work towards improving lung cancer diagnosis, treatment and patient outcomes.”

In connection with the offering, the Company will sell an aggregate of 4,733,700 shares of its common stock at a purchase price of $2.27 per share, the closing price of the stock on April 23, 2020, the day prior to the execution of the agreement with the investors. The registered offering is subject to customary closing conditions and is expected to close during the week of April 27, 2020.

Proceeds from the registered offering provide the strategic capital to accelerate and support the commercial launch of DetermaRx™, OncoCyte’s lung cancer treatment stratification test, DetermaIO™, a research use only gene expression test to identify immune checkpoint inhibitor responders, and the continued development of DetermaDx™ a liquid biopsy test to rule out malignancies in lung nodules as well as general corporate and working capital purposes. The Company may also use proceeds to invest in or acquire businesses or technologies that it believes are complementary, although the Company has no binding agreements with respect to any strategic transactions or acquisitions as of the date of this press release.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Oncocyte Corporation

Oncocyte is a molecular diagnostics company whose mission is to provide actionable answers at critical decision points across the cancer care continuum, with the goal of improving patient outcomes by accelerating and optimizing diagnosis and treatment. The Company recently launched DetermaRx™, a treatment stratification test that enables the identification of early-stage lung cancer patients at high risk for recurrence post-resection, allowing them to be treated when their cancer may be more responsive to adjuvant chemotherapy. DetermaDx™, the company’s liquid biopsy test in development, utilizes a proprietary immune system interrogation approach to clarify if a patients’ lung nodules are benign, which may enable them to avoid potentially risky invasive diagnostic procedures. Oncocyte is also developing DetermaIO™, a gene expression test that identifies patients more likely to respond to checkpoint immunotherapies.

DetermaDx, DetermaRx and DetermaIO are trademarks of Oncocyte Corporation.

Oncocyte Forward Looking Statements

Oncocyte cautions you that this press release contains forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “may,” and similar expressions) are forward-looking statements. These statements include those pertaining to the commercial launch of DetermaRx, development of DetermaDx and DetermaIO, the impact of COVID-19 on our operations, unexpected expenditures or assumed liabilities or other unanticipated difficulties resulting from acquisitions, implementation and results of research, development, clinical trials and studies, commercialization plans including but not limited to distribution arrangements in markets outside the United States, future financial and/or operating results, and future opportunities for Oncocyte, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, reliance on third party distributors or sales organizations to process orders for our diagnostic tests especially in over-seas markets, the capacity of our third-party supplied blood sample analytic system to provide consistent and precise analytic results on a commercial scale, potential interruptions to our supply chain, the need and ability to obtain future capital, maintenance of intellectual property rights, and the need to obtain third party reimbursement for patients’ use of any diagnostic tests we commercialize, and risks inherent in acquisitions such as failure to realize the anticipated benefits of the acquisition, unexpected expenditures or assumed liabilities that may be incurred as a result of the acquisition, unanticipated difficulties in conforming business practices, including accounting policies, procedures and internal controls, greater than estimated allocations of Oncocyte resources to develop and commercialize technologies or failure to maintain any laboratory accreditation or certification. Actual results may differ materially from the results anticipated in these forward-looking statements and accordingly such statements should be evaluated together with the many uncertainties that affect the business of Oncocyte, particularly those mentioned in the “Risk Factors” and other cautionary statements found in Oncocyte’s Securities and Exchange Commission filings, which are available from the SEC’s website. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Oncocyte undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact

Bob Yedid

LifeSci Advisors, LLC

646-597-6989

bob@lifesciadvisors.com

Media Contact

Cait Williamson, Ph.D.

LifeSci Communications, LLC

656-751-4366

cait@lifescicomms.com